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FINANCIAL SECURITY ASSURANCE HOLDINGS LTD.
Quarterly Operating Supplement
March 2008

        Financial Security Assurance Holdings Ltd. (the Company), headquartered in New York City, is a holding company whose affiliates provide financial guarantees and financial products to clients in both the public and private sectors around the world. The principal operating subsidiary, Financial Security Assurance Inc. (FSA), a leading guarantor of public finance and asset-backed obligations, has been assigned Triple-A ratings, the highest ratings available, from Fitch Ratings (Fitch), Moody's Investors Service, Inc. (Moody's), Standard & Poor's Ratings Services (S&P) and Rating and Investment Information, Inc. (R&I). Through other subsidiaries, the Company provides FSA-insured financial products, such as guaranteed investment contracts (GICs), to obtain funds at Triple-A cost and then invests those funds in high-quality, liquid securities. The Company is a member of the Dexia group.

Financial Security Assurance Holdings Ltd.

FSA HOLDINGS FIRST QUARTER 2008 RESULTS

STRONG FIRST QUARTER PRODUCTION DRIVEN BY U.S. MUNICIPAL ORIGINATIONS

FIRST-QUARTER NET LOSS OF $422 MILLION REFLECTS UNREALIZED NEGATIVE
FAIR-VALUE ADJUSTMENTS AND PROVISIONS FOR HELOC AND
CLOSED-END SECOND-LIEN RMBS

        New York, New York, May 14, 2008—Financial Security Assurance Holdings Ltd. (the Company), a member of the Dexia group and the holding company for bond insurer Financial Security Assurance Inc. (FSA), announced a net loss of $421.6 million for the first quarter of 2008 due primarily to after-tax unrealized negative fair-value adjustments of $317.9 million for credit derivatives in the insured portfolio and after-tax loss expense of $195.3 million related to second-lien residential mortgage backed securities (RMBS). Credit derivatives in the insured portfolio consist mainly of credit default swaps (CDS) on pooled corporate risk. FSA's total insured CDS portfolio was 90.5% Triple-A or Super Triple-A, 8.2% Double-A, 0.3% Single-A or Triple-B and only 1.0% below investment grade at March 31, 2008.

        Non-GAAP operating earnings, which exclude fair-value adjustments considered to be non-economic, were negative $99.0 million for the first quarter of 2008, compared with positive $95.0 million for the first quarter of 2007. The decline in operating earnings was driven primarily by increased estimated losses on insured second-lien RMBS—primarily issues backed by home equity lines of credit (HELOCs) and Alt-A (i.e., near-prime) closed-end second-lien (CES) mortgage loans. Excluding loss expense, the Company would have reported strong operating earnings generally in line with those of recent quarters. Earned premiums, realized gains on credit derivatives (i.e., premiums for insuring credit derivatives, formerly included in earned premiums) and net investment income all increased.

        See "Analysis of Financial Results—Operating Earnings" below for the recently modified definition of operating earnings and a reconciliation of operating earnings to net income. See "Analysis of Financial Results—Premiums and Realized Gains on Credit Derivatives" below for an explanation of the newly adopted presentation of credit derivative fees.

        Present value (PV) originations, a non-GAAP measure of new business production, totaled $281.9 million for the first quarter of 2008, 42.7% higher than for last year's first quarter.

        Shareholders' equity (book value) was $44.4 million under U.S. generally accepted accounting principles (GAAP) at March 31, 2008. Book value decreased by $1.5 billion, driven primarily by $1.5 billion of negative unrealized fair-value adjustments recorded in other comprehensive income for the Company's Financial Products (FP) Investment Portfolio. Book value also reflects the previously disclosed $500 million capital contribution to the Company by its parent in February 2008.

        Non-GAAP adjusted book value (ABV) was $5.0 billion at March 31, 2008. Over the past 12 months, ABV grew 14.0% excluding the effects of dividends and capital contributions during the past 12 months. Management believes that growth in ABV excluding such effects indicates the organic growth in economic value of the enterprise. See "Non-GAAP Measures" below for a discussion of ABV and a reconciliation to U.S. GAAP shareholders' equity.

        Commenting on the financial results, Robert P. Cochran, chairman and chief executive officer of the Company and FSA, said: "FSA's originations got off to a good start in the first quarter, primarily due to exceptionally strong production in the U.S. municipal market, where investors have expressed a decided preference for FSA-insured transactions. Though market liquidity continued to limit the volume of executed transactions in the structured finance markets, we found a number of opportunities to guarantee high-quality and attractively priced securities in the international public infrastructure and asset-backed sectors.

        "While our business originations produced strong results, we are disappointed to report additions to case reserves for projected losses across a limited number of HELOCs and CES, both of which are forms of second-lien mortgage securitizations. Since the beginning of 2008, these transactions have experienced much higher default rates than ever observed in the past. Taking into account the higher monthly charge-offs and growing delinquencies, we have constructed our reserves to anticipate the continuation of this adverse environment through the remainder of 2008 and into 2009. At present, we believe losses will be confined to these second-mortgage products, as our first-mortgage RMBS exposures are generally performing within structural tolerances. We have no material exposure to collateralized debt obligations of asset-backed securities (CDOs of ABS), where high concentrations of subordinated interests in RMBS collateral have been downgraded dramatically in recent months.

        "We have reviewed the projected losses and first-quarter financial results with Fitch, Moody's and S&P. We remain Triple-A, with a stable outlook, by all of these rating agencies.

        "While unrealized negative mark-to-market adjustments increased significantly this quarter, they are mainly due to liquidity dislocations rather than credit impairment and are not currently indicative of economic loss. We have repeatedly said that given our ability and intent to hold these risks until maturity, decreases or increases to income due to marks should reverse to zero when the exposure matures, adjusted only by any actual economic loss. While we do not view the marks as economically significant, I would note that we are beginning to see spread tightening in various CDS indices that suggests these marks are beginning to move in a positive direction."

        Discussing the firm's outlook, Mr. Cochran said: "While the current weak economic environment and capital market dislocation may reduce our opportunities in structured finance sectors, we believe that we will continue to play a strong role in municipal and public infrastructure finance markets. In fact, at mid-point of the second quarter of 2008, primary-market U.S. municipal PV premiums are already ahead of first-quarter production.

        "Across all of our markets, the return to a more credit-sensitive environment can be expected to bring greater investor recognition of our value proposition, which goes beyond Triple-A protection in the event of default, to include our role in analyzing and structuring transactions, as well as the surveillance and remediation we provide."

BUSINESS PRODUCTION

TOTAL ORIGINATIONS
(in millions)

	Three Months Ended March 31,
	2008	2007
Gross par insured	$20,474.7	29,721.0
Gross PV originations(1)	281.9	197.5

(1)
For definition and discussion, see "Non-GAAP Measures" below.

        Unless otherwise noted, percentage changes mentioned in this release compare the period named with the comparable period of the previous year. Some of the amounts shown for the first quarter of 2007 differ from those originally reported for that period because of subsequent reclassifications, primarily to reflect the underlying exposure of transactions previously wrapped by other monoline financial guarantors.

PUBLIC FINANCE ORIGINATIONS
(in millions)

	Three Months Ended March 31,
	2008	2007
United States:
Gross par insured	$18,358.2	$14,264.3
Gross PV financial guaranty originations(1)	196.6	74.0
International:
Gross par insured	$499.1	$1,220.4
Gross PV financial guaranty originations	18.0	28.8

(1)
Consists of PV premiums originated and PV credit derivative fees originated. For definition and discussion, see "Non-GAAP Measures" below. For a reconciliation of PV financial guaranty originations to gross premiums written, see "Analysis of Financial Results—Premiums" below. For the new financial statement presentation relating to credit derivative fees, see "Analysis of Financial Results—Premiums and Credit Derivative Fees" below.

        First-quarter 2008 estimated U.S. municipal market volume of $84.9 billion was 21% lower than in the first quarter of 2007 due to widening credit spreads and the sharp decline in liquidity in the auction rate securities market. Insurance penetration was approximately 26%, compared with 51% in the first quarter of 2007, largely because of concerns related to the ratings outlook for a number of monoline industry players.

        FSA insured approximately 64% of the par amount of insured new U.S. municipal bond issues sold through March 31, significantly higher than FSA's typical market share in recent years, which has been approximately 25%.

        In U.S. public finance, FSA increased its par originated by 28.7% and PV financial guaranty originations by 165.7%, reflecting the market's strong preference for FSA-insured bonds. More than 98% of the municipal bonds FSA insured during the quarter had underlying credit quality of Single-A or higher.

        In the international public finance markets, where the liquidity crunch has caused a general decline in activity and wider credit spreads, FSA's par originated decreased 59.1% in the first quarter and PV financial guaranty originations decreased 37.6%. FSA guaranteed the only insured infrastructure bonds issued in Europe during the first quarter, a £119 million acquisition financing by Belfast Gas Transmission Financing plc. FSA was also active in the secondary sterling utility market. The Company would expect to increase its activity in this sector as the markets normalize.

ASSET-BACKED ORIGINATIONS
(in millions)

	Three Months Ended March 31,
	2008	2007
United States:
Gross par insured	$1,148.7	12,153.6
Gross PV financial guaranty originations	46.6	53.8
International:
Gross par insured	468.7	2,082.7
Gross PV financial guaranty originations	20.3	14.1

        In the first quarter, FSA's U.S. asset-backed production decreased 90.5% in par originated and 13.4% in PV financial guaranty originations. Relatively few new funded asset-backed securities were issued in the quarter due to market illiquidity. Exercising caution in light of the current credit environment, FSA focused on Super Triple-A pooled corporate credit default swaps, where it continued to find attractive opportunities based on wide credit spreads. It also insured one Triple-A residential mortgage transaction with a high level of underlying credit protection.

        Outside the United States, FSA's asset-backed par originated decreased 77.5% for the first quarter, while PV financial guaranty originations increased 43.6%. As in the U.S., originations were concentrated in the Super Triple-A CDS sector, and PV financial guaranty originations rose despite the decline in par originated primarily because of spread widening.

FINANCIAL PRODUCTS ORIGINATIONS
(in millions)

	Three Months Ended March 31,
	2008	2007
Gross PV NIM originated	$0.4	26.8

        In the financial products (FP) segment, the present value of net interest margin originated (PV NIM originated) decreased 98.4% for the first quarter. The Company had fewer opportunities to issue new guaranteed investment contracts (GICs) due to the curtailment of the credit-linked note market, which provided opportunities with attractive deposit terms in previous periods, and the slow start in the U.S. municipal bond market. At the same time, it continued to limit new asset acquisitions in order to build liquidity in response to volatile market conditions.

ANALYSIS OF FINANCIAL RESULTS

        MARK-TO-MARKET ACCOUNTING REQUIREMENTS AND THE NATURE OF FSA'S INSURED CREDIT DEFAULT SWAPS. Under U.S. GAAP, insurance policies issued in CDS form typically must be marked to market through the income statement. However, absent any claims under the guaranty, any decreases or increases to income due to marks will sum to zero by the time of each contract's maturity.

        FSA primarily insures two types of CDS contracts: (1) those that reference a static pool of underlying corporate credits, subject to a large deductible, and (2) those that reference individual securities, such as Triple-A-rated collateralized loan obligations or Triple-A-rated insured infrastructure financings. In either case, the terms of the insured CDS contract are similar to those of FSA's financial guaranty policy in that claims, if any, are paid over time and no collateral is posted to secure FSA's obligations under the CDS. At March 31, 2008, FSA's insured CDS portfolio subject to mark-to-market accounting requirements had a net outstanding par value of $82.2 billion, representing approximately one-fifth of total insured net par outstanding.

        MARK-TO-MARKET ACCOUNTING REQUIREMENTS AND THE NATURE OF THE COMPANY'S FINANCIAL PRODUCTS BUSINESS. The FP Group, whose primary business is the issuance of GICs, raises low-cost funds that are invested primarily in high-quality, liquid asset-backed obligations with the goal of earning an attractive and sustainable net interest margin.

        The FP Investment Portfolio backing GICs is marked to market under U.S. GAAP, with unrealized gains or losses generally classified as accumulated other comprehensive income, part of the Company's equity balance. The Financial Products group has the ability and the intent to hold its assets to their maturities, and therefore, absent a credit event, marks should sum to zero when assets mature. Given the large size of the FP Investment Portfolio ($15.0 billion carrying value), even a small price change can have a material impact on aggregate market value.

        The FP Portfolio is managed to minimize interest rate and convexity risk by generally matching the asset and liability portfolios on a floating to floating basis, to minimize credit risk through investments in high-quality securities and to limit liquidity risk. As of March 31, 2008, approximately 67.4% of the investment portfolio was invested in non-agency RMBS, 88.0% of which were rated Triple-A, with 7.0% rated Double-A, 4.0% rated Single-A and 1.0% rated Triple-B. Although some of these assets may be downgraded in the future, management believes that, based on current information, asset performance does not indicate economic loss.

        GAAP EQUITY. GAAP equity decreased by $1.5 billion since December 31, 2007, principally due to $1,533.1 million of negative unrealized fair-value adjustments on available-for-sale assets (primarily RMBS) held in the FP Investment Portfolio, which were recorded in other comprehensive income. The decline also reflected the negative unrealized fair-value adjustments for credit derivatives in the insured portfolio and the charges to increase reserves for HELOC and Alt-A CES transactions. Partially offsetting these reductions in equity was the $500 million capital contribution by Dexia. Unrealized portfolio gains and losses and CDS fair-value adjustments did not affect insurance company statutory equity or claims-paying resources, and rating agencies generally do not take these unrealized gains or losses into account in evaluating FSA's capital adequacy.

        RESERVES. During the quarter, the Company increased its estimated projected net losses for eight HELOC transactions, with an aggregate net par outstanding of $4.5 billion, from $65.0 million to $333.1 million and established an $86.9 million net case reserve for four Alt-A CES, with an aggregate net par of $784.9 million. This $355.0 million increase in loss projections was accounted for by a transfer from the non-specific reserve to case reserves of $53.7 million (with no effect on income) and a pre-tax loss expense of $300.4 million, or $195.3 million after-tax.

        Through March 31, 2008, the Company had paid a total of $104.2 million in net claims for HELOC transactions, of which $56.6 million was paid in the first quarter. No claims had been paid on Alt-A CES through March 31, 2008, and most will not be due for over 20 years. After claim payments, the HELOC net case reserve at March 31 was $228.8 million.

        At March 31, 2008, aggregate case and non-specific reserves, net of reinsurance recoverables, totaled $401.1 million, compared with $198.1 million at December 31, 2007.

        OPERATING EARNINGS. The Company defines operating earnings as net income excluding the effects of fair-value adjustments considered to be non-economic and including International Financial Reporting Standards (IFRS) amounts where different from U.S. GAAP. The IFRS adjustments are being applied for the first time in 2008 because it is the accounting standard used by FSA's parent company Dexia S.A. (Dexia) and is the basis on which all of FSA's compensation plans are referenced in 2008 and forward. All compensation performance cycles that were linked to operating earnings under the previous, non-IFRS definition have now expired. Additionally, the Company has revised its definition of operating earnings to eliminate non-economic fair-value adjustments arising from new accounting standards implemented in the first quarter of 2008.

        The fair-value adjustments excluded from operating earnings are itemized below.

  •
  Fair-value adjustments for instruments with economically hedged risks. These include adjustments related to hedges that are economically effective but do not meet the criteria necessary to receive hedge accounting treatment under Statement of Financial Accounting Standards (SFAS) No. 133, "Accounting for Derivative Instruments and Hedging Activities" (SFAS 133). (Any residual hedge ineffectiveness remains in operating earnings.) These also include adjustments related to non-economic changes in fair value related to the trading portfolio, such as the effect of changes in credit spreads.

  •
  Fair-value adjustments for credit derivatives in the insured portfolio, which are certain contracts for which fair-value adjustments are recorded through the income statement because they qualify as derivatives under SFAS 133 or SFAS No. 155, "Accounting for Certain Hybrid Financial Instruments" (SFAS 155). These contracts include FSA-insured CDS, insured swaps in certain public finance obligations and insured net interest margin (NIM) securitizations. In the event of a credit impairment, operating earnings would include the present value of estimated economic losses.

  •
  Impairment charges on investments, other than the present value of estimated economic losses.

  •
  Fair-value adjustments attributable to the Company's own credit risk, such as debt valuation adjustments on FP segment debt for which the fair-value option was elected and fair-value adjustments on the Company's committed preferred trust capital facility.

        In 2008, the Company elected the fair value option for certain FP Segment fixed rate liability contracts. To the extent hedge accounting was applied previously, it was discontinued beginning in 2008. In addition, the Company commenced hedge accounting on selected fixed rate investments in the FP Segment Investment Portfolio. The election of the fair value option and the changes in designations of hedging relationships had no effect on operating earnings but does affect net income and the classification of fair-value adjustments in the financial statements.

        The table below reconciles net income to operating earnings for all periods presented in order to provide comparable results period over period.

NET INCOME (LOSS) AND RECONCILIATION TO
NON-GAAP OPERATING EARNINGS (LOSSES)(1)
(in millions)

	Three Months Ended March 31,
	2008	2007
Net income (loss)	$(421.6)	$85.2
After-tax adjustments:
Less fair-value adjustments for instruments with economically hedged risks	(59.0)	0.0
Less fair-value adjustments for credit derivatives in insured portfolio	(317.9)	(8.6)
Less fair-value adjustments attributable to the Company's own credit risk	51.6	—

Subtotal	(96.3)	93.8
IFRS adjustments	(2.7)	1.2

Operating earnings (losses)	$(99.0)	$95.0

(1)
See "Non-GAAP Measures" below for a discussion of measures not promulgated in accordance with accounting principles generally accepted in the United States of America (GAAP).

        PREMIUMS AND REALIZED GAINS ON CREDIT DERIVATIVES. In consultation with the Securities and Exchange Commission staff, members of the financial guaranty industry have reclassified credit derivative items into two captions: "Realized gains and other settlements from credit derivative contracts" and "Unrealized gains (losses) on credit derivatives." In prior years, the Company recorded all credit derivative fees as premiums earned or premiums written, regardless of whether they qualified as derivatives under SFAS 133. The prior-year results have been reclassified to conform to the current-year presentation. The following table reconciles gross premiums written, which captures premiums collected and accrued for in the period regardless of when the related business was originated, to PV financial guaranty originations, a non-GAAP measure that management uses to evaluate current financial guaranty business production. PV financial guaranty originations includes PV premiums originated and PV credit derivative fees originated and excludes PV NIM originated in the FP segment.

RECONCILIATION OF GROSS PREMIUMS WRITTEN TO PV PREMIUMS AND CREDIT
DERIVATIVE FEES ORIGINATED
(in millions)

	Three Months Ended March 31,
	2008	2007
Gross premiums written	$242.1	$124.4
Gross installment premiums received	(35.1)	(36.9)

Gross upfront premiums originated	207.0	87.5
Gross PV estimated installment premiums originated	11.7	25.4

Gross PV premiums originated	$218.7	$112.9
Gross PV credit derivative fees originated	62.8	57.8

Gross PV financial guaranty originations	$281.5	$170.7

        The following table summarizes earned and written premiums, net of reinsurance.

NET EARNED AND WRITTEN PREMIUMS
(in millions)

	Three Months Ended March 31,
	2008	2007
Net premiums written	$195.4	$78.7
Net premiums earned	72.9	76.8
Net premiums earned excluding effect of refundings and accelerations	66.5	61.8
Realized gains and other settlements from credit derivative contracts	34.7	22.2

        For the first quarter, gross premiums written increased 94.6%, and net premiums written increased 148.3%, both reflecting increases in public finance.

        Excluding premiums from refundings and accelerations, first-quarter net premiums earned increased 7.6%, reflecting an increase in both public finance and asset-backed earned premiums. Premiums earned from refundings and accelerations decreased to $6.4 million in the first quarter of 2008, compared with $15.0 million in the first quarter of 2007.

        FP SEGMENT NET INTEREST MARGIN. FP Segment NIM decreased to $16.1 million for the first quarter of 2008 from $24.6 million for the first quarter of 2007, driven primarily by interest rates resetting to lower levels sooner for assets than for funding liabilities, lower interest income due to increased liquidity balances, and realized gains taken in the first quarter of 2007. FP Segment NIM is a non-GAAP measure defined as the net interest margin from the FP segment excluding fair-value adjustments for economic hedges.

        GENERAL INVESTMENT PORTFOLIO. First-quarter net investment income increased to $64.8 million from $57.7 million a year ago. The increase primarily reflects higher invested balances in the investment portfolio resulting from high origination activity and the mid-quarter capital contribution. The Company's year-to-date effective tax rate on investment income (excluding the effects of realized gains and losses, the FP Segment and assets acquired in refinancing transactions) was 13.0% in 2008, versus 12.2% for last year's comparable period.

        EXPENSES.

EXPENSES AND POLICY ACQUISITION COSTS
(in millions)

	Three Months Ended March 31,
	2008	2007
Other operating expenses and amortization of deferred policy acquisition costs(1)	$35.7	$46.2
Other operating expenses and amortization of deferred policy acquisition costs, excluding deferred compensation plans (DCP) and supplemental executive retirement (SERP) plans	44.7	44.0

(1)
Includes expenses related to the Company's DCP and SERP obligations, which increase or decrease based on changes in the market value of related investments. Such obligations are largely economically defeased by holding related assets for which fair-value changes appear as a component of other income.

        Excluding DCP and SERP obligations, first-quarter other operating expenses and amortization of policy acquisition costs increased by $0.7 million, or 1.6%. This increase resulted primarily from a lower overall deferral rate. Compensation expenses declined.

NON-GAAP MEASURES

        To more accurately reflect how the Company's management evaluates the Company's operations and progress toward long-term goals, this release contains both measures promulgated in accordance with accounting principles generally accepted in the United States of America (GAAP measures) and measures not so promulgated (non-GAAP measures). Although the measures identified as non-GAAP in this release should not be considered substitutes for GAAP measures, management considers them key performance indicators and employs them in determining compensation. Non-GAAP measures therefore provide investors with important information about the way management analyzes its business and rewards performance.

        Non-GAAP measures used in this release include operating earnings, PV premiums originated, PV credit derivative fees originated, PV financial guaranty originations, PV NIM originated, PV originations, ABV and FP segment NIM. In the tables above, operating earnings is reconciled to net income, and PV financial guaranty originations is reconciled to gross premiums written.

        The Company employs PV originations to describe the present value of all the Company's originations in a given period. PV originations are estimated by the Company for business originated in the period as the sum of:

  •
  PV financial guaranty originations, defined as (1) PV premiums originated, which consist of estimated future installment premiums discounted to their present value and upfront premiums, plus (2) PV credit derivative fees originated (see "Analysis of Financial Results—Premiums and Realized Gains on Credit Derivatives" above).

  •
  PV NIM originated in the financial products segment, defined as estimated interest to be received on investments less estimated transaction expenses and interest to be paid on liabilities plus results from derivatives used for hedging purposes, discounted to present value.

        Management believes that, by disclosing the components of PV originations in addition to premiums written, the Company provides investors with a more comprehensive description of its new business activity in a given period. The discount rate used to calculate PV originations was 4.92% for 2008 originations and 4.86% for 2007 originations. PV premiums originated, PV credit derivative fees originated, PV NIM originated and PV originations are based on estimates of, among other things, prepayment speeds of asset-backed securities.

        PV financial guaranty originations is a measure of gross origination activity and does not reflect cessions to reinsurers or the cost of credit default swaps or other credit protection, which may be considerable, employed by the Company to manage its credit exposures.

        PV NIM originated is the present value of estimated future net interest margin generated by new business in the financial products segment during a given period, adjusted for management's estimate of transaction and hedging costs.

        Management uses ABV as a measure of performance and to calculate a portion of employee compensation. An investor attempting to evaluate the Company using GAAP measures alone would not have the benefit of this information. The ABV calculation relies on estimates of the amount and timing of installment premiums, credit derivative fees and net interest margin and applies discount factors to determine the present value. Actual values may vary from the estimates. For performance reporting purposes, the calculation of ABV includes adjustments to reflect IFRS results that the Company reports to its principal shareholder, Dexia S.A., in order to better align the interests of employees with the interests of Dexia S.A., whose accounts are maintained under IFRS. The IFRS adjustments relate primarily to accounting for foreign exchange, contingencies and fair-value adjustments. ABV is reconciled to book value in the table that follows.

RECONCILIATION OF US GAAP SHAREHOLDERS' EQUITY TO
ADJUSTED BOOK VALUE
(in millions)

	March 31, 2008	December 31, 2007
Shareholders' Equity (Book Value)—U.S. GAAP	$44.4	$1,577.8
After-tax adjustments:
Plus net unearned financial guaranty revenues	1,240.3	1,162.4
Plus PV outstanding(1)	875.9	857.8
Less net deferred acquisition costs	225.2	226.1
Less fair-value adjustments for credit derivatives in insured portfolio	(651.0)	(359.7)
Less fair-value adjustments attributable to the Company's own credit risk	80.9	—
Less fair value adjustments for instruments with economically hedged risks	(59.5)	84.9
Less unrealized gains (losses) on investments	(2,396.2)	(848.4)

Subtotal	4,961.2	4,495.1
IFRS Adjustments	1.7	0.2

Adjusted Book Value	4,962.9	$4,495.3

(1)
PV outstanding includes the after-tax present value of future earnings from premiums, credit derivative fees, FP net interest margin and ceding commissions. The discount rate varies according to the year of origination. For each year's originations, the Company calculates the discount rate as the average pre-tax yield on its investment portfolio for the previous three years. The rate was 4.92% for 2008 and 4.86% for 2007.

        This release also contains certain other non-GAAP measures that are based on statutory accounting principles applicable to insurance companies. Management uses such measures because the measures are required by regulators or used by rating agencies to assess the capital adequacy of the Company. The following table presents statutory-basis information for FSA.

CLAIMS-PAYING RESOURCES (STATUTORY BASIS)
FINANCIAL SECURITY ASSURANCE INC. AND SUBSIDIARIES
(dollars in thousands)

	March 31, 2008	December 31, 2007
Contingency Reserve	$1,182,614	$1,094,352
Surplus to Policyholders	1,830,258	1,608,768

Qualified Statutory Capital	3,012,872	2,703,120
Net Unearned Premium Reserve	2,419,502	2,274,577
Loss and Loss Adjustment Expense Reserve	354,851	98,079

Qualified Statutory Capital and Reserves	5,787,225	5,075,776
Net Present Value of Installment Premiums	1,146,100	1,113,051
Third-Party Capital Support(1)	550,000	550,000

Total Claims-Paying Resources(2)	$7,483,325	$6,738,827

Net Insurance in Force (principal & interest)	$639,904,551	$623,157,997
Capital Ratio(3)	212:1	231:1
Claims-Paying Ratio(4)	86:1	92:1

(1)
Standby line of credit facility and money market committed preferred trust securities.

(2)
Total claims-paying resources is a term used by rating agencies to quantify total resources available to pay claims in their stress-case scenarios. Rating agencies may apply further adjustments to some or all of the figures in order to reflect their views of realization.

(3)
Capital ratio is net insurance in force divided by qualified statutory capital.

(4)
Claims-paying ratio is net insurance in force divided by claims-paying resources.

ADDITIONAL INFORMATION

        The Company plans to post its latest Operating Supplement to its website, www.fsa.com, today. The Operating Supplement contains additional information about results for the period covered in this release. Also, a presentation entitled "First Quarter 2008 Results and Business Profile," dated May 14, 2008 and posted to the Analyst Communications/Presentations page of the website, provides additional detail about the Company's portfolio quality and mark-to-market accounting.

FORWARD-LOOKING STATEMENTS

        The Company relies on the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. This safe harbor requires that the Company specify important factors that could cause actual results to differ materially from those contained in forward-looking statements made by or on behalf of the Company. Accordingly, forward-looking statements by the Company and its affiliates are qualified by reference to the following cautionary statements.

        In its filings with the SEC, reports to shareholders, press releases and other written and oral communications, the Company from time to time makes forward-looking statements. Such forward-looking statements include, but are not limited to:

  •
  projections of revenues, income (or loss), earnings (or loss) per share, dividends, market share or other financial forecasts;

  •
  statements of plans, objectives or goals of the Company or its management, including those related to growth in adjusted book value or return on equity; and

  •
  expected losses on, and adequacy of loss reserves for, insured transactions.

        Words such as "believes," "anticipates," "expects," "intends" and "plans" and future and conditional verbs such as "will," "should," "would," "could" and "may" and similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements.

        The Company cautions that a number of important factors could cause actual results to differ materially from the plans, objectives, expectations, estimates and intentions expressed in forward-looking statements made by the Company. These factors include:

  •
  the risks discussed in the Company's Annual Report on Form 10-K under "Item 1A. Risk Factors";

  •
  changes in capital requirements or other criteria of securities rating agencies applicable to FSA;

  •
  competitive forces, including the conduct of other financial guaranty insurers;

  •
  changes in domestic or foreign laws or regulations applicable to the Company, its competitors or its clients;

  •
  impairments to assets in the FP Investment Portfolio proving to be "other-that-temporary" rather than temporary, resulting in reductions in net income;

  •
  changes in accounting principles or practices that may result in a decline in securitization transactions or affect the Company's reported financial results;

  •
  an economic downturn or other economic conditions (such as a rising interest rate environment) adversely affecting transactions insured by FSA or its General Investment Portfolio;

  •
  inadequacy of reserves established by the Company for losses and loss adjustment expenses;

  •
  disruptions in cash flow on FSA-insured structured transactions attributable to legal challenges to such structures;

  •
  downgrade or default of one or more of FSA's reinsurers;

  •
  market conditions, including the credit quality and market pricing of securities issued;

  •
  capacity limitations that may impair investor appetite for FSA-insured obligations;

  •
  market spreads and pricing on insured CDS exposures, which may result in gain or loss due to mark-to-market accounting requirements;

  •
  prepayment speeds on FSA-insured asset-backed securities and other factors that may influence the amount of installment premiums paid to FSA; and

  •
  other factors, most of which are beyond the Company's control.

        The Company cautions that the foregoing list of important factors is not exhaustive. In any event, such forward-looking statements made by the Company speak only as of the date on which they are made, and the Company does not undertake any obligation to update or revise such statements as a result of new information, future events or otherwise.

THE COMPANY

        Financial Security Assurance Holdings Ltd. (the Company), headquartered in New York City, is a holding company whose affiliates provide financial guarantees and financial products to clients in both the public and private sectors around the world. The principal operating subsidiary, Financial Security Assurance Inc. (FSA), a leading guarantor of public finance and asset-backed obligations, has been assigned Triple-A ratings, the highest ratings available, from Fitch Ratings, Moody's Investors Service, Inc., Standard & Poor's Ratings Services and Rating and Investment Information, Inc. Through other subsidiaries, the Company provides FSA-insured financial products, such as guaranteed investment contracts, to obtain funds at Triple-A cost and then invests those funds in high-quality, liquid securities. The Company is a member of the Dexia group.

Financial Security Assurance Holdings Ltd.
Condensed Consolidated Statements of Operations and Comprehensive Income (unaudited)
(in thousands)

	Three Months Ended March 31,
	2008	2007
REVENUES
Net premiums written	$195,382	$78,681

Net premiums earned	$72,905	$76,773
Net investment income from general investment portfolio	64,846	57,709
Net realized gains (losses) from general investment portfolio	160	(155)
Change in fair value of credit derivatives:
Realized gains (losses) and other settlements	34,688	22,239
Net unrealized gains (losses)	(489,134)	(13,206)

Net change in fair value of credit derivatives	(454,446)	9,033
Net interest income from financial products segment	208,764	250,791
Net realized gains (losses) from financial products segment	—	534
Net realized and unrealized gains (losses) on derivative instruments	430,766	31,577
Net unrealized gains (losses) on financial instruments at fair value	(424,642)	(3,113)
Income from assets acquired in refinancing transactions	3,722	5,852
Other income	(504)	5,828

TOTAL REVENUES	(98,429)	434,829

EXPENSES
Losses and loss adjustment expenses	300,429	4,390
Interest expense	11,584	11,584
Amortization of deferred acquisition costs	15,829	15,951
Foreign exchange (gains) losses from financial products segment	—	17,504
Net interest expense from financial products segment	239,267	241,683
Other operating expenses	19,854	30,262

TOTAL EXPENSES	586,963	321,374

INCOME (LOSS) BEFORE INCOME TAXES	(685,392)	113,455
Provision (benefit) for income taxes	(263,816)	28,259

NET INCOME (LOSS)	(421,576)	85,196

OTHER COMPREHENSIVE INCOME (LOSS), NET OF TAX
Unrealized gains (losses) on available-for-sale securities arising during the period	(1,547,544)	(22,914)
Less: reclassification adjustment for gains (losses) included in net income (loss)	1,604	610

Other comprehensive income (loss)	(1,549,148)	(23,524)

COMPREHENSIVE INCOME (LOSS)	$(1,970,724)	$61,672

See Notes to Consolidated Financial Statements to be filed on Form 10-Q.

Financial Security Assurance Holdings Ltd.
Condensed Consolidated Balance Sheets (unaudited)
(in thousands)

	March 31, 2008	December 31, 2007
ASSETS
General investment portfolio:
Bonds at fair value	$5,468,063	$5,054,664
Equity securities at fair value	38,241	39,869
Short-term investments	177,899	97,366
Financial products segment investment portfolio:
Bonds at fair value	14,356,547	16,936,058
Short-term investments	1,513,631	1,927,347
Trading portfolio at fair value	287,625	349,822
Assets acquired in refinancing transactions	213,464	229,264

Total investment portfolio	22,055,470	24,634,390
Cash	44,994	26,551
Deferred acquisition costs	346,456	347,870
Prepaid reinsurance premiums	1,129,211	1,119,565
Reinsurance recoverable on unpaid losses	125,178	76,478
Deferred tax asset	1,453,829	412,170
Other assets	2,048,000	1,714,456

TOTAL ASSETS	$27,203,138	$28,331,480

LIABILITIES, MINORITY INTEREST AND SHAREHOLDERS' EQUITY
Deferred premium revenue	$3,002,687	$2,870,648
Losses and loss adjustment expenses	526,301	274,556
Financial products segment debt	20,888,930	21,400,207
Notes payable	730,000	730,000
Other liabilities and minority interest	2,010,862	1,478,255

TOTAL LIABILITIES AND MINORITY INTEREST	27,158,780	26,753,666

COMMITMENTS AND CONTINGENCIES
Common stock	335	335
Additional paid-in capital	1,409,800	909,800
Accumulated other comprehensive income (loss)	(2,349,062)	(799,914)
Accumulated earnings	983,285	1,467,593
Deferred equity compensation	19,714	19,663
Less treasury stock at cost	(19,714)	(19,663)

TOTAL SHAREHOLDERS' EQUITY	44,358	1,577,814

TOTAL LIABILITIES, MINORITY INTEREST AND SHAREHOLDERS' EQUITY	$27,203,138	$28,331,480

See Notes to Consolidated Financial Statements to be filed on Form 10-Q.

Financial Security Assurance Holdings Ltd.
Quarterly Financial Data
(dollars in millions, except amounts per share)

	Three Months Ended March 31,
	2008	2007
SUMMARY OF OPERATIONS
Revenues
Net premiums written	195.4	78.7
Net premiums earned	72.9	76.8
Realized gains and other settlements on credit derivatives	34.7	22.2
Net investment income from general investment portfolio	64.8	57.7
Net interest income from financial products segment	208.8	250.8
Net realized and unrealized gains (losses) on derivative instruments	430.8	31.6
Net unrealized gains (losses) on financial instruments at fair value	(424.6)	(3.1)
Expenses
Losses and loss adjustment expenses	300.4	4.4
Foreign exchange (gains) losses from financial products segment	—	17.5
Net interest expense from financial products segment	239.3	241.7
OPERATING EARNINGS (LOSSES)
Net income (loss)	(421.6)	85.2
Less fair-value adjustments for instruments with economically hedged risks	(59.0)	0.0
Less fair-value adjustments for credit derivatives in insured portfolio	(317.9)	(8.6)
Less fair-value adjustments attributable to the Company's own credit risk	51.6	—

Subtotal	(96.3)	93.8
IFRS Adjustments	(2.7)	1.2

Operating earnings (losses)	$(99.0)	$95.0

	As of March 31, 2008	As of December 31, 2007
BALANCE SHEET DATA
Assets
General investment portfolio	$5,684.2	$5,191.9
Financial products segment investment portfolio	16,157.8	19,213.2
Assets acquired in refinancing transactions	213.5	229.3
Total assets	27,203.1	28,331.5
Liabilities, minority interest, and shareholders' equity
Deferred premium revenue	3,002.7	2,870.6
Losses and loss adjustment expenses	526.3	274.6
Financial products segment debt	20,888.9	21,400.2
Notes payable	730.0	730.0
Common shareholders' equity	44.4	1,577.8
ADDITIONAL DATA
Total dividends	33.6	122.0
Adjusted book value per share	148.07	134.12
Book value per share	1.32	47.07

Financial Security Assurance Holdings Ltd.
Operating Expense Analysis
(in thousands)

	1st Qtr.	2nd Qtr.	3rd Qtr.	4th Qtr.	Year
2008
Amortization of previously deferred underwriting expenses and reinsurance commissions	$15,829				$15,829

Other operating expenses	51,887				51,887
Underwriting expenses deferred	(27,211)				(27,211)
Financial products other operating expenses	4,236				4,236
Reinsurance commissions written, net	(14,288)				(14,288)
Reinsurance commissions deferred, net	14,288				14,288

Other operating expenses, excluding DCP/SERP	28,912				28,912
DCP and SERP expenses(1)	(9,058)				(9,058)

Total other operating expenses	19,854				19,854

Total expenses	$35,683				$35,683

	1st Qtr.	2nd Qtr.	3rd Qtr.	4th Qtr.	Year
2007
Amortization of previously deferred underwriting expenses and reinsurance commissions	$15,951	$18,055	$13,583	$15,853	$63,442

Other operating expenses	57,794	63,981	68,643	82,458	272,876
Underwriting expenses deferred	(33,726)	(36,805)	(37,814)	(45,546)	(153,891)
Financial products other operating expenses	3,996	4,339	4,590	4,102	17,027
Reinsurance commissions written, net	(13,655)	(16,925)	(25,144)	(27,528)	(83,252)
Reinsurance commissions deferred, net	13,655	16,925	25,144	27,528	83,252

Other operating expenses, excluding DCP/SERP	28,064	31,515	35,419	41,014	136,012
DCP and SERP expenses(1)	2,198	7,245	(1,945)	(1,420)	6,078

Total other operating expenses	$30,262	$38,760	$33,474	$39,594	142,090

Total expenses	$46,213	$56,815	$47,057	$55,447	$205,532

(1)
Not a deferred acquisition cost. These expenses include certain compensation expenses related primarily to the Company's deferred compensation plans (DCP) and supplemental executive retirement plans (SERP), which are based on changes in the market value of related investments and are generally offset by amounts in other income arising from marking to fair value the assets held to economically defease such obligations.

Financial Security Assurance Holdings Ltd.
Gross Par Value and Present Value (PV) Originations

	Three Months Ended March 31,
	2008	2007
	(in millions)
Gross Par Insured
Public Finance:
United States	$18,358.2	$14,264.3
International	499.1	1,220.4

Total Public Finance	18,857.3	15,484.7

Asset-Backed Finance:
United States	$1,148.7	$12,153.6
International	468.7	2,082.7

Total Asset-Backed Finance	1,617.4	14,236.3

Total Gross Par Insured(1)	$20,474.7	$29,721.0

	Three Months Ended March 31,
	2008	2007
	(in millions)
Gross PV Originations
Gross PV Financial Guaranty Originations:
Public Finance:
United States	$196.6	$74.0
International	18.0	28.8

Total Public Finance	214.6	102.8

Asset-Backed Finance:
United States	$46.6	$53.8
International	20.3	14.1

Total Asset-Backed Finance	66.9	67.9

Total Gross PV Financial Guaranty Originations	281.5	170.7

Financial Products Gross PV NIM Originated	$0.4	$26.8

Total Gross PV Originations(2)	$281.9	$197.5

(1)
Excludes FSA-insured GICs issued by the Company.

(2)
The Company evaluates its business production for a given period based on its gross present value of originations (gross PV originations), which consists of the total present value of financial guaranty fees originated (PV financial guaranty originations), which is the sum of PV premiums orginated and PV credit derivative fees originated by FSA and its subsidiaries and the present value of FP net interest margin originated (PV NIM originated) by the Financial Products segment. Gross PV financial guaranty originations for a particular period include both (i) premiums and credit derivative fees received in such period under insurance policies in which they are payable upfront and (ii) estimated future amounts to be received under the Company's installment-based policies issued during such period, discounted to present value. The discount rate for business originated in 2008 was 4.92% per annum and in 2007 was 4.86% per annum, equal to the average pre-tax yield on the Company's investment portfolio for the previous three calendar years. Management uses its best estimate of the life of each insurance policy for which premiums and credit derivative fees are receivable in installments when calculating gross PV financial guaranty fees originated. However, the total amount actually received will vary from management's estimate if the insured obligation pays down according to a different schedule or remains outstanding for a different period from those estimated by management. If the average life of an insured obligation is shorter than the estimate, PV outstanding will be reduced. Conversely, if the average life of an insured obligation extends longer than the estimate, the PV outstanding will be increased. PV NIM originated represents the present value of estimated interest to be received on investments less the present value of estimated transaction expenses and interest to be paid on liabilities issued in the form of guaranteed investment contracts (GICs) plus results from derivatives used as hedges.

Financial Security Assurance Holdings Ltd.
Gross Premiums and Credit Derivative Fees Written
(in millions)

	Three Months Ended March 31,
	2008	2007
Public Finance
United States:
Upfront	$195.9	$73.0
Installments(1)	4.5	5.7
International:
Upfront	10.2	11.5
Installments(1)	10.3	8.7

Total Public Finance	220.9	98.9

Asset-Backed Finance
United States:
Upfront	$0.9	$—
Installments(1)	44.7	35.1
International:
Upfront	—	3.0
Installments(1)	14.2	12.4

Total Asset-Backed Finance	59.8	50.5

Total Gross Premiums and Credit
Derivative Fees Written	$280.7	$149.4

	Three Months Ended March 31,
	2008	2007
Upfront	207.0	87.5
Installments(1)	73.7	61.9

Total Gross Premiums and Credit
Derivative Fees Written	$280.7	$149.4

(1)
Installments are the periodic premium and credit derivative payments received by FSA for business originated in current and prior periods.

Financial Security Assurance Inc.

Financial Security Assurance Inc.
Effect of Refundings and Accelerations
(in thousands)

	1st Qtr.	2nd Qtr.	3rd Qtr.	4th Qtr.	Year
2008
Earned premium	$6,427				$6,427
Less:
Amortization of deferred acquisition costs	909				909

Net effect before taxes	5,518	—	—	—	5,518
Tax provision	1,931				1,931

Net income effect	$3,587	$—	$—	$—	$3,587

	1st Qtr.	2nd Qtr.	3rd Qtr.	4th Qtr.	Year
2007
Earned premium	$14,980	$14,598	$6,617	$17,003	$53,198
Less:
Amortization of deferred acquisition costs	1,423	2,209	912	1,421	5,965

Net effect before taxes	13,557	12,389	5,705	15,582	47,233
Tax provision	4,745	4,336	1,997	5,454	16,532

Net income effect	$8,812	$8,053	$3,708	$10,128	$30,701

Financial Security Assurance Inc. (GAAP Basis)
Fixed Income Investment Portfolio
(dollars in thousands)

Fixed Income Investment Portfolio as of
March 31, 2008(1)

	Fixed Income Portfolio by Type
	Amortized Cost	Market Value	% of Amortized Cost	Yield	Income(2)
Type of Security
Long-term bonds:
U.S government obligations	$146,059	$154,124	2.7%	3.84%	$1,167
U.S agency obligations	1,151	1,161	0.0	5.44	13
U.S municipal obligations	4,293,386	4,402,285	78.4	5.01	49,965
Foreign obligations	227,616	238,185	4.1	4.95	3,025
Corporate obligations	186,649	191,027	3.4	5.14	2,545
Mortgage-backed securities	426,551	433,136	7.8	5.67	5,587
Asset-backed securities	21,593	22,034	0.4	5.11	265

Total long-term investments	5,303,005	5,441,952	96.8	5.04	62,567
Short-term investments	172,862	175,931	3.2	1.73	1,945

Total	$5,475,867	$5,617,883	100.0%	4.93%	$64,512

	Fixed Income Portfolio by Maturity
	Amortized Cost	% of Amortized Cost
Maturity
Within 1 year	$245,355	4.5%
1 to 5 years	1,401,894	25.6
5 to 10 years	817,083	14.9
10 or more years	2,563,391	46.8
Mortgage-backed securities	426,551	7.8
Asset-backed securities	21,593	0.4

Total	$5,475,867	100.0%

Quality Distribution of Long-Term Fixed Income Investment Portfolio(3)
AAA	74.2%
AA	17.2
A	8.4
BBB	0.1
NR	0.1

100.0%

(1)
Excludes portfolios related to the variable interest entities and assets acquired in refinancing transactions.

(2)
Income before investment management expenses and taxes, if applicable.

(3)
Ratings are based on the lower of Moody's or S&P ratings. At March 31, 2008, 5.5% of the Investment Portfolio was rated Triple-A by virtue of insurance provided by FSA. Without giving effect to the FSA guaranty, the weighted-average rating of the FSA-insured investments was in the Double-A range, and all of these investments were investment grade.

Financial Security Assurance Inc.
Selected Financial Statistics
(dollars in thousands)

	Current Period
	Three Months Ended March 31,
	2008	2007
SAP Basis(1)
Loss ratio	348.3%	4.0%
Expense ratio	14.6	36.9

Combined ratio	362.9%	40.9%

Gross insurance in force(2)	$877,399,796	$766,904,395
Net insurance in force(2)	639,904,551	564,037,517
Qualified statutory capital	3,012,872	2,601,528
Capital ratio	212:1	217:1

	Annual Data
	Years Ended December 31,
	2007	2006	2005	2004	2003
SAP Basis(1)
Loss ratio	16.1%	—%	2.1%	5.0%	3.7%
Expense ratio	30.0	29.9	27.8	26.8	21.3

Combined ratio	46.1%	29.9%	29.9%	31.8%	25.0%
Gross insurance in force(2)	$858,458,003	$765,632,196	$686,134,377	$633,037,230	$565,371,437
Net insurance in force(2)	623,157,997	552,695,033	497,624,738	454,359,331	409,476,253
Qualified statutory capital	2,703,120	2,554,147	2,417,516	2,280,883	2,104,257
Capital ratio	231:1	216:1	206:1	199:1	195:1

(1)
Based on statutory accounting principles (SAP). The SAP loss ratio is SAP losses and loss adjustment expenses incurred divided by SAP net premiums earned. The SAP expense ratio is underwriting and operating expenses divided by net premiums written, which includes amounts classified as credit derivative fees for GAAP. The combined ratio is the sum of the applicable loss and expense ratios.

(2)
Amounts are statutory data for Financial Security Assurance Inc. and Subsidiaries.

U.S. Municipal New-Issue Market Data(1)
(dollars in billions)

	Industry			FSA Market Share(2)
	Par Value Issued	Par Value Insured	Percent Insured	Amount	Percent
1st Qtr. 2008	$84.9	$22.3	26.3%	$14.2	63.7%
4th Qtr. 2007	104.7	43.3	41.4	11.9	27.5
3rd	93.8	46.9	50.0	13.1	27.9
2nd	123.7	55.9	45.2	10.9	19.5
1st	107.5	55.2	51.3	13.9	25.2
2007	429.7	201.3	46.8	49.8	24.7
2006	429.7	201.3	49.2	49.8	24.0
2005	408.3	233.0	57.1	60.0	25.8
2004	359.7	194.9	54.2	46.9	24.1
2003	383.6	190.5	49.7	52.2	27.4
2002	358.6	178.9	49.9	47.5	26.6
2001	288.1	134.3	46.6	36.3	27.0
2000	200.9	79.3	39.5	19.5	24.6
1999	227.7	105.6	46.4	24.2	22.9
1998	286.8	145.5	50.7	32.0	22.0
1997	220.7	106.0	48.0	16.2	15.3
1996	185.2	83.3	45.0	11.2	13.4
1995	160.4	68.6	42.8	3.3	4.8
1994	165.1	61.5	37.3	2.7	4.4
1993	292.2	107.9	36.9	7.5	7.0
1992	234.7	80.8	34.4	4.8	5.9
1991	172.4	51.9	30.1	2.8	5.4

(1)
FSA estimates based on industry sources, including The Bond Buyer and Thomson Financial Securities Data. Industry data is on a sale-date basis and subject to revision as additional information becomes available.

(2)
Share of insured bond market. FSA volume for 1993 through 2008 is based on sale date and will differ from closing-date data presented elsewhere in this Supplement. Excludes secondary-market transactions.

Financial Security Assurance Inc. (GAAP Basis)
Originations—Par Value
(dollars in millions)

	Insured in 2008(1)
	Gross Amount	%	Net Amount	%
Public Finance Obligations:
United States
General obligation	$6,768	36.0%	$6,226	38.7%
Tax-supported	3,444	18.3	2,758	17.2
Municipal utility revenue	2,944	15.6	2,479	15.4
Health care revenue	493	2.6	203	1.3
Housing revenue	46	0.2	45	0.3
Transportation revenue	3,484	18.5	2,921	18.2
Education/University	1,118	5.9	1,000	6.2
Other public finance	61	0.3	59	0.4

Subtotal	18,358	97.4	15,691	97.7
International	499	2.6	372	2.3

Total public finance obligations	$18,857	100.0%	$16,063	100.0%

Asset-Backed Obligations:
United States
Residential mortgages	$144	8.2%	$138	18.5%
Consumer receivables	41	2.3	38	5.1
Pooled corporate	1,005	56.9	460	61.7
Other asset-backed	—	0.0	—	0.0
Financial products	105	6.0	105	14.1

Subtotal	1,295	73.4	741	99.4
International	469	26.6	5	0.6

Total asset-backed obligations	$1,764	100.0%	$746	100.0%

Total Portfolio	$20,621		$16,809

(1)
Obligations previously wrapped by other monolines are classified according to the underlying collateral.

Financial Security Assurance Inc. (GAAP Basis)
Insured Portfolio Profile—Par Value
(dollars in millions)

	Outstanding as of March 31, 2008(1)
	Net Amount	%
Public Finance Obligations:
United States
General obligation	$118,665	40.2%
Tax-supported	52,313	17.7
Municipal utility revenue	46,369	15.7
Health care revenue	14,093	4.8
Housing revenue	7,578	2.6
Transportation revenue	19,671	6.7
Education/University	6,417	2.2
Other public finance	1,934	0.6

Subtotal	267,040	90.5
International	28,016	9.5

Total public finance obligations	$295,056	100.0%

Asset-Backed Obligations:
United States
Residential mortgages	$19,023	13.8%
Consumer receivables	10,696	7.7
Pooled corporate	57,888	42.0
Other asset-backed	2,072	1.5
Financial products(2)	18,492	13.4

Subtotal	108,171	78.4
International	29,799	21.6

Total asset-backed obligations	$137,970	100.0%

Total Portfolio	$433,026

Distribution of Insured Portfolio
by Ratings as of March 31, 2008

Rating(3)	Percent of Public Finance	Percent of Asset-Backed	Percent of Portfolio
AAA	2.1%	64.0%	21.8%
AA	41.5	19.2	34.4
A	44.6	3.0	31.3
BBB	11.4	8.9	10.6
Other	0.4	4.9	1.9

	100.0%	100.0%	100.0%

(1)
Classification of outstanding insured exposures that were previously wrapped by other monolines are categorized based on the classifications of the underlying insured obligations, as opposed to the primary monoline insuring the obligation.

(2)
Represents exposure to FP GIC liabilities which are collateralized by the FP Investment Portfolio. The FP Investment Portfolio consists primarily of non-agency RMBS (67%) and short-term liquid investments (8%).

(3)
Based upon internal FSA ratings.

Financial Security Assurance Inc. (GAAP Basis)
Geographic Distribution of Public Finance Insured Portfolio—Par Value
(dollars in millions)

	Insured in 2008				Outstanding as of March 31, 2008
	Gross Amount	%	Net Amount	%	Net Amount	%
Domestic by State
California	$2,942	15.6%	$2,115	13.2%	$37,448	12.7%
New York	1,139	6.0	958	6.0	22,323	7.6
Texas	1,282	6.8	1,137	7.1	18,846	6.4
Pennsylvania	961	5.1	897	5.6	18,829	6.4
Illinois	2,790	14.8	2,409	15.0	15,414	5.2
Florida	1,388	7.4	1,355	8.4	14,927	5.1
Michigan	1,687	8.9	1,593	9.9	12,744	4.3
New Jersey	459	2.4	338	2.1	11,651	3.9
Washington	332	1.8	322	2.0	9,966	3.4
Massachusetts	573	3.0	304	1.9	7,631	2.6
Ohio	815	4.3	619	3.9	7,210	2.4
Georgia	166	0.9	162	1.0	6,764	2.3
Indiana	261	1.4	253	1.6	6,042	2.0
All other U.S. jurisdictions	3,563	19.0	3,229	20.0	77,245	26.2

Subtotal	18,358	97.4	15,691	97.7	267,040	90.5
International	499	2.6	372	2.3	28,016	9.5

Total public finance obligations	$18,857	100.0%	$16,063	100.0%	$295,056	100.0%

Financial Security Assurance Inc. (GAAP Basis)
50 Largest Public Finance Exposures
as of March 31, 2008
(dollars in millions)

Obligor	Net Par Outstanding	% of Total Net Par Outstanding
State of California Department of Water Resources Power Supply Revenue Bonds	$1,299.1	0.30%
New York City, NY, Municipal Water Finance Authority, Water and Sewer System Revenue Bonds	1,252.7	0.29
Commonwealth of Massachusetts G.O.	1,241.5	0.29
Port Authority of NY and NJ, Consolidated Bonds	1,236.0	0.29
Illinois State Toll Highway Authority, Revenue Bonds	1,195.0	0.28
Massachusetts School Building Authority Dedicated Sales Tax Revenue Bonds	1,183.0	0.27
Los Angeles Unified School District, CA, G.O.	1,113.4	0.26
New Jersey Transportation Trust Fund Authority Transportation System Bonds	1,108.2	0.26
State of California, G.O.	1,077.5	0.25
Channel Link Enterprises Finance Plc	1,071.1	0.25
New York City, NY, G.O.	1,049.5	0.24
Metropolitan Transportation Authority, NY, Transportation Revenue Bonds	1,041.6	0.24
Houston Combined Utility System, TX, First Lien Revenues	1,038.5	0.24
Chicago, IL, G.O.	1,006.5	0.23
Atlanta, GA, Water & Sewer Revenue Bonds	989.0	0.23
State of Illinois, G.O.	965.9	0.22
Massachusetts Water Resources Authority, General Revenue Bonds	949.0	0.22
Los Angeles, CA, Department of Water and Power Electric Revenue Bonds	927.6	0.21
New Jersey Turnpike Authority, Revenue Bonds	895.6	0.21
District of Columbia, G.O.	890.5	0.21
State of Washington, G.O.	888.7	0.21
Thames Water Utilities Finance Plc	886.0	0.20
Clark County School District, NV, G.O.	880.8	0.20
Detroit, MI, Sewage Disposal System Revenue Bonds	836.8	0.19
Seattle, WA, Light and Power Revenue Bonds	833.4	0.19
California Housing Finance Agency Home Mortgage Revenue Bonds 1982 Resolution	822.8	0.19
Dormitory Authority of the State of New York, Mental Health Services Facilities Improvement Revenue Bonds	816.3	0.19
San Diego Unified School District, CA, G.O.	790.7	0.18
New York State Thruway Authority, General Highway and Bridge Trust Fund Revenue Bonds	788.7	0.18
Chicago Public Schools, IL, G.O.	783.7	0.18
International AAA Sovereign Debt Synthetic CDO	770.0	0.18
Broward County School Board, FL, Certificates of Participation	763.1	0.18
City of Chicago—Chicago O'Hare International Airport, Illinois General Airport Third Lien Revenue Refunding Bonds	759.2	0.18
King County, WA, Sewer Revenue Bonds	746.1	0.17
New York Local Government Assistance Corp Subordinate Lien (Sales Tax) Rev Bonds	720.6	0.17
Long Island Power Authority, NY, Electric System General Revenue Bonds	720.0	0.17
State of Hawaii, G.O.	702.1	0.16
Greater Orlando Aviation Authority Airport Facilities Revenue Bonds Orlando International Airport	698.0	0.16
Sydney Airport	697.6	0.16
State of Michigan, State Trunk Line Fund Bonds	680.9	0.16
Skyway Concession Company LLC	650.8	0.15
Houston, TX, Airport System, Subordinate Lien Revenue Bonds	649.0	0.15
Florida State Board of Education, Public Education Capital Outlay Bonds	644.9	0.15
South Carolina Public Service Authority (Santee Cooper) Revenue Bonds	635.0	0.15
Regents of the University of California, General Revenue Bonds	627.8	0.14
Metropolitan Washington Airports Authority, Airport System Revenue Bonds	626.2	0.14
Garden State Preservation Trust, NJ, Open Space & Farmland Preservation Bonds	622.5	0.14
Buffalo School District, NY, GO	620.8	0.14
Hydro-Quebec, Province of Quebec Guaranteed	618.7	0.14
Campania Region (Italy)—Healthcare Receivable Securitization	610.1	0.14

Total	$43,422.5	10.03%

Financial Security Assurance Inc. (GAAP Basis)
25 Largest Asset-Backed Exposures
as of March 31, 2008
(dollars in millions)

	Net Par Outstanding	% of Total Net Par Outstanding
Obligor
International Super AAA Synthetic Investment Grade Pooled Corporate CDO	$4,048.0	0.94%
International Super AAA Synthetic Residential MBS	3,172.9	0.73
US AAA Prime Automobile Loan Portfolio	3,017.5	0.70
International Super AAA Synthetic Investment Grade Pooled Corporate CDO	2,776.0	0.64
International Synthetic Investment Grade Pooled Corporate CDO	1,993.4	0.46
International Super AAA Synthetic High Yield Pooled Corporate CDO	1,944.6	0.45
International Super AAA Synthetic Investment Grade Pooled Corporate CDO	1,536.2	0.35
International Super AAA Synthetic Investment Grade Pooled Corporate CDO	1,499.6	0.35
US Super AAA Synthetic Investment Grade Pooled Corporate CDO	1,465.5	0.34
International AAA Cash Flow CLO	1,351.9	0.31
International Super AAA Synthetic Investment Grade Pooled Corporate CDO	1,319.7	0.30
Countrywide HELOC 2006-I	1,255.9	0.29
US AAA Previously Insured Cash Flow CLO	1,248.0	0.29
US Super AAA Synthetic High Yield Pooled Corporate CDO	1,210.5	0.28
Americredit 2007-B-F	1,030.6	0.24
International Super AAA Synthetic Investment Grade Pooled Corporate CDO	972.3	0.22
International Super AAA Synthetic High Yield Pooled Corporate CDO	929.5	0.21
Countrywide HELOC 2006-F	898.2	0.21
International Cash Flow CLO	875.6	0.20
US Super AAA Synthetic Investment Grade Pooled Corporate CDO	854.6	0.20
International Super AAA Synthetic Investment Grade Pooled Corporate CDO	849.3	0.20
US Super AAA Synthetic High Yield Pooled Corporate CDO	832.3	0.19
US AAA Residential MBS	831.2	0.19
US Super AAA Synthetic Investment Grade Pooled Corporate CDO	814.7	0.19
International Synthetic High Yield Pooled Corporate CDO	812.0	0.19

Total	$37,540.0	8.67%

"International" denotes a transaction with 20% or greater non-US collateral. "Super AAA" means the level of first-loss protection exceeds approximately 1.3x the level required by a rating agency for a Triple-A rating. Where indicated, ratings are current FSA internal ratings expressed in industry terms.

Financial Security Assurance Inc.
Debt Service and Financial Guaranty Fees
(in millions)

Debt Service (Statutory Basis)
(Principal and Interest)

	Insured Debt Service
				Portfolio Runoff	Net Outstanding
	Gross	Ceded	Net
1st Qtr. 2008	$35,842	$5,974	$29,868	$(13,121)	$639,905
4th Qtr. 2007	48,524	13,412	35,112	(14,465)	623,158
3rd	57,169	18,623	38,546	(12,440)	602,511
2nd	39,961	10,138	29,823	(17,456)	576,405
1st	45,572	10,099	35,473	(24,130)	564,038
2007	191,226	52,272	138,954	(68,491)	623,158
2006	176,088	49,932	126,156	(71,086)	552,695
2005	161,092	38,792	122,300	(79,034)	497,625
2004	152,128	33,701	118,427	(73,544)	454,359
2003	124,322	26,998	97,324	(53,104)	409,476

Financial Guaranty Fees(2)

	Financial Guaranty Fees Written
					Net PV Financial Guaranty Fees Outstanding(1)
				Ending Net Unearned Revenue
	Gross	Ceded	Net			Total Net
1st Qtr. 2008	$292.2	$53.1	$239.1	$1,916.8	$1,133.0	$3,049.8
4th Qtr. 2007	297.4	94.4	203.0	1,797.0	1,099.4	2,896.4
3rd	259.7	87.8	171.9	1,721.7	1,073.2	2,794.9
2nd	183.4	61.0	122.4	1,660.4	894.5	2,554.9
1st	159.7	49.2	110.5	1,654.7	821.6	2,476.3
2007	900.2	292.4	607.8	1,797.0	1,099.4	2,896.4
2006	851.1	288.8	562.3	1,653.6	827.9	2,481.5
2005	860.5	256.1	604.4	1,515.4	803.4	2,318.8
2004	847.1	244.2	602.9	1,342.1	727.3	2,069.4
2003	903.4	281.5	621.9	1,149.6	607.1	1,756.7

(1)
This is a non-GAAP term and refers to estimated present value of installment premiums yet to be received.

(2)
Includes premiums and credit derivative fees.

Financial Security Assurance Inc.
Amortization of Net Debt Service and Net Financial Guaranty Fees
(in millions)

Net Debt Service (Statutory Basis)

	Scheduled Amortization(1)	Outstanding
1st Qtr. 2008		639,905
2nd	16,662	623,243
3rd	20,352	602,891
4th	10,701	592,190
2009	50,789	541,401
2010	49,055	492,346
2011	43,425	448,921
2012	44,400	404,521
2013–2017	139,416	265,105
2018–2022	100,256	164,849
2023–2027	72,234	92,615
2028+	92,615	—

Total	$639,905

Net Financial Guaranty Fees(2)

		Scheduled Earnings of Net Financial Guaranty Fees
		Unearned Revenue Amortization
	Unearned Revenue	Periodic Earnings	Upfront Unearned Revenue	Installments	Total Net
1st Qtr. 2008	$1,916.8	$—	$—	$—	$—
2nd	1,837.7	35.4	43.7	29.7	108.8
3rd	1,791.0	4.3	42.4	53.1	99.8
4th	1,747.9	1.7	41.4	55.9	99.0
2009	1,590.7	3.1	154.1	210.0	367.2
2010	1,446.7	1.4	142.6	168.4	312.4
2011	1,314.0	0.9	131.8	136.8	269.5
2012	1,192.5	0.1	121.4	134.6	256.1
2013–2017	712.3	0.3	479.9	336.6	816.8
2018–2022	399.8	0.1	312.4	184.7	497.2
2023–2027	209.3	—	190.5	123.7	314.2
2028+	—	—	209.3	189.3	398.6

Total		$47.3	$1,869.5	$1,622.8	$3,539.6

(1)
Based on management's estimate.

(2)
Includes premiums and credit derivative fees.

Contacts

Investor Relations

    Robert S. Tucker
    Managing Director
    (1)(212) 339-0861
    rtucker@fsa.com

Corporate Communications

    Betsy Castenir
    Managing Director
    (1)(212) 339-3424
    bcastenir@fsa.com

QuickLinks

FINANCIAL SECURITY ASSURANCE HOLDINGS LTD. Quarterly Operating Supplement March 2008
Financial Security Assurance Holdings Ltd.
FSA HOLDINGS FIRST QUARTER 2008 RESULTS
STRONG FIRST QUARTER PRODUCTION DRIVEN BY U.S. MUNICIPAL ORIGINATIONS
FIRST-QUARTER NET LOSS OF $422 MILLION REFLECTS UNREALIZED NEGATIVE FAIR-VALUE ADJUSTMENTS AND PROVISIONS FOR HELOC AND CLOSED-END SECOND-LIEN RMBS
TOTAL ORIGINATIONS (in millions)
PUBLIC FINANCE ORIGINATIONS (in millions)
ASSET-BACKED ORIGINATIONS (in millions)
FINANCIAL PRODUCTS ORIGINATIONS (in millions)
NET INCOME (LOSS) AND RECONCILIATION TO NON-GAAP OPERATING EARNINGS (LOSSES)(1) (in millions)
RECONCILIATION OF GROSS PREMIUMS WRITTEN TO PV PREMIUMS AND CREDIT DERIVATIVE FEES ORIGINATED (in millions)
NET EARNED AND WRITTEN PREMIUMS (in millions)
EXPENSES AND POLICY ACQUISITION COSTS (in millions)
RECONCILIATION OF US GAAP SHAREHOLDERS' EQUITY TO ADJUSTED BOOK VALUE (in millions)
CLAIMS-PAYING RESOURCES (STATUTORY BASIS) FINANCIAL SECURITY ASSURANCE INC. AND SUBSIDIARIES (dollars in thousands)
Financial Security Assurance Holdings Ltd. Condensed Consolidated Statements of Operations and Comprehensive Income (unaudited) (in thousands)
Financial Security Assurance Holdings Ltd. Condensed Consolidated Balance Sheets (unaudited) (in thousands)
Financial Security Assurance Holdings Ltd. Quarterly Financial Data (dollars in millions, except amounts per share)
Financial Security Assurance Holdings Ltd. Operating Expense Analysis (in thousands)
Financial Security Assurance Holdings Ltd. Gross Par Value and Present Value (PV) Originations
Financial Security Assurance Holdings Ltd. Gross Premiums and Credit Derivative Fees Written (in millions)
Financial Security Assurance Inc.
Financial Security Assurance Inc. Effect of Refundings and Accelerations (in thousands)
Financial Security Assurance Inc. (GAAP Basis) Fixed Income Investment Portfolio (dollars in thousands)
Financial Security Assurance Inc. Selected Financial Statistics (dollars in thousands)
U.S. Municipal New-Issue Market Data(1) (dollars in billions)
Financial Security Assurance Inc. (GAAP Basis) Originations—Par Value (dollars in millions)
Financial Security Assurance Inc. (GAAP Basis) Insured Portfolio Profile—Par Value (dollars in millions)
Financial Security Assurance Inc. (GAAP Basis) Geographic Distribution of Public Finance Insured Portfolio—Par Value (dollars in millions)
Financial Security Assurance Inc. (GAAP Basis) 50 Largest Public Finance Exposures as of March 31, 2008 (dollars in millions)
Financial Security Assurance Inc. (GAAP Basis) 25 Largest Asset-Backed Exposures as of March 31, 2008 (dollars in millions)
Financial Security Assurance Inc. Debt Service and Financial Guaranty Fees (in millions)
Financial Security Assurance Inc. Amortization of Net Debt Service and Net Financial Guaranty Fees (in millions)
Contacts